Exhibit 10.14

                            DEBT CONVERSION AGREEMENT

      THIS DEBT CONVERSION AGREEMENT (the "Agreement") is made this 1st day of June, 2005, by and between Paul M. DiLorenzo, M.D., an individual, having an address at1 Main Street, Suite 104, PO Box 954, Eatontown, New Jersey 07724, ("DiLorenzo") and Coates Motorcycle Company, Ltd., a Delaware corporation having its principle offices located at Central Avenue, Building 3, Farmingdale, New Jersey 07727 (the "Company").

                              B A C K G R O U N D:

      WHEREAS, DiLorenzo was introduced to the Company, its management and its motorcycle technology during calendar year 2003 and loaned the Company $100,000 in October, 2003; and

      WHEREAS, the Company is in a position to proceed with an initial public offering of its securities and, in order to qualify to list its shares for trading on the American Stock Exchange (the "AMEX"), the Company must maintain a shareholder equity position of at least $5,000,000 through the initial closing of its public offering; and

      WHEREAS, DiLorenzo acknowledges that the funding received by virtue of a successful public offering will permit the Company to: (a) finalize the development of its spherical rotary valve technology in motorcycle applications;
(b) build and sell motorcycles utilizing this technology, and; (c) sublicense this technology, all of which shall increase the value of the Company's assets and business; and

      WHEREAS, DiLorenzo is desire to make an equity investment in the Company and believes that such an investment will increase in value over the next 12 months as a result of the abovementioned Company business prospects; and

      WHEREAS, DiLorenzo, for the reasons specified above, desires to support the Company's application to list its shares for trading on the AMEX by converting his loan to the Company into equity, resulting in the corresponding conversion of his debt loan amount into equity on the Company's financial statements and thereby enhancing the Company's ability to meet the $5,000,000 shareholder equity threshold required by the AMEX in order to for the Company to qualify to list its shares for trading; and

      WHEREAS, DiLorenzo and the Company desire to set forth in this Agreement all of the terms and provisions that shall govern their understanding and commitments to consummate the conversion transaction.

      NOW, THEREFORE, in consideration of the mutual promises made by the parties to each other, it is agreed:

      1. Acknowledgment of Debt. The Company and DiLorenzo acknowledge that the Company is indebted to DiLorenzo in the principal amount of $100,000 and $5,917.81 of accrued interest thereon, comprising an aggregate loan amount due DiLorenzo at December 31, 2004 of approximately $105,918 (the "Outstanding Loan Amount").

      2. Agreement to Convert. DiLorenzo hereby agrees to convert the Outstanding Loan Amount into shares of the Company's Series A Senior Convertible Preferred Stock, with a stated value of $1.00 per share and a par value of $.001 per share (the "Preferred Stock") at the conversion rate of 1 share of Preferred Stock for $1.00 of the Outstanding Loan Amount, with any fractional amount rounded to the nearest whole, and; the Company hereby agrees to issue a total of 105,918 shares of its Preferred Stock to DiLorenzo to convert the Outstanding Loan Amount into that number of shares of its Preferred Stock. The Company hereby further agrees to issue a certificate representing 105,918 shares of its Preferred Stock in the name of DiLorenzo as soon as practicable following the execution and delivery of this Agreement.

      3. Investment Representation. DiLorenzo hereby represents that he shall receive and hold the Preferred Stock issued to him under the terms of this Agreement as an investment and that he has no present intention to sell or transfer the Preferred Stock, that the shares of Preferred Stock are deemed "restricted securities" as defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "1933 Act"), may not be sold or transferred except pursuant to the registration requirements of the 1933 Act or exemptions therefrom and that the certificate or certificates delivered to DiLorenzo representing the Preferred Stock shall bear the appropriate restrictive legend designating such shares as restricted securities.

      4. Issuance Representation. The Company hereby represents: that it has the authority pursuant to its amended Certificate of Incorporation and Bylaws to create and issue the Preferred Stock; that the Preferred Stock has been duly created and authorized by the Company's Board of Directors in compliance with the General Corporation Law of the State of Delaware; that the powers, preferences, qualifications, limitations or restrictions of each share of Preferred Stock are as set forth in the Certificate of Designations, Preferences and Rights of the Shares of the Preferred Stock of Coates Motorcycle Company, Ltd. attached to this Agreement as Exhibit A, and; that when issued, the Preferred Stock shall be validly issued, fully paid and non-assessable.

      5. Entire Agreement; Governing Law. This Agreement represents the complete understanding between DiLorenzo and the Company with respect to the subject matter identified herein and supersedes any and all previous contracts, agreements or understandings between the parties, whether oral or written, and; the parties agree that this Agreement shall be governed by the laws of the State of Delaware.

      6. Legal Representation. Each of the Company and DiLorenzo has relied upon the legal advice of their own counsel in the review, preparation, execution and delivery of this Agreement and each shall bear their own costs and expenses in connection therewith.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day, month and year first above written.

ATTEST:                                 COATES MOTORCYCLE COMPANY, LTD.

 /s/ Richard W. Evans                   /s/ Mark D. Goldsmith
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 Richard W. Evans                       Mark D. Goldsmith, President

WITNESS:

 /s/ Shirley Naidel                     /s/ Paul M. DiLorenzo
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                                        Paul M. DiLorenzo, Individual

CMC Debt Conversion Agreement-DiLorenzo 06-01-05